UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 25, 2014

INTREORG SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-53262	45-0526215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 E. Southlake Boulevard, Suite 120-366, Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(817) 491-8611

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.
Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 19, 2011, we entered into a revolving line of credit with J.H. Brech, LLC, a related party, to provide access to funding for our operations (the “8% Revolving Credit Note”).  Under the terms of the 8% Revolving Credit Note, filed as Exhibit 10.19 to Current Report on Form 8-K we filed on August 3, 2011 and incorporated herein in its entirety, we have access of up to $500,000, which includes the approximately $113,000 we owed J.H. Brech, LLC at the time we entered into the loan arrangement.  Interest accrues at 8% per annum on the outstanding principal amount due under the revolving line of credit and is payable semi-annually on June 30 and December 31 of each year commencing June 30, 2011.  The principal and any accrued but unpaid interest is due on the earlier of June 19, 2014 or the date on which we receive at least $1.5 million in gross proceeds through one or a series of transactions.

According to Section 1(d) of the 8% Revolving Credit Note, at our sole discretion we can pay the interest in shares of our common stock valued as follows:

•
if our common stock is not listed for trading on an exchange or quoted for trading on the OTC Bulletin Board or the OTC Markets Group (formerly the Pink Sheets), interest shares are valued at the greater of $1.00 per share or the fair market value as determined in good faith by us based upon the most recent arms-length transaction, or

•
if our common stock is listed for trading on an exchange or quoted for trading on the OTC Bulletin Board or the OTC Markets Group, interest shares will be valued at the greater of (A) the closing price of our common stock on the trading day immediately preceding the date the interest payment is due and payable, or (B) the average closing price of the common stock for the five trading days immediately preceding the date the interest payment is due and payable.

On August 25, 2014, we entered into an amendment to the 8% Revolving Credit Note with J.H. Brech, LLC to amend the terms of Section 1(d) (the “Amendment”), which is filed herewith as Exhibit 10.1. Pursuant to the Amendment, the conversion price under Section 1(d) will be revised from $1.00 per share to $0.25 per share. The parties also acknowledged and agreed that no payment of principal of the 8% Revolving Credit Note has been made and received, and accordingly, the amended conversion price applies to both the interest and principal of the 8% Revolving Credit Note.

Section 1(d) of the 8% Revolving Credit Note has been amended as follows:

“The Holder [J.H. Brech, LLC] shall have the right  from time to time,  and  at any time during the  period beginning on the date of this Second Amendment, to convert all or any part of the outstanding and  unpaid principal and/ or interest amount of this Note into fully paid and non- assessable shares of Common Stock; provided, however, that in no event shall  the Holder be entitled to convert any portion of this Note in excess of that portion of this  Note  upon conversion of which  the sum  of (1) the number of shares of Common Stock  beneficially owned by the Holder and its affiliates, and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which   the determination of  this  proviso is  being  made, would result in beneficial ownership by the Holder  and  its affiliates   of  more than 4.99%  of  the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulations 130-G  thereunder, except  as  otherwise provided in clause (1) of such proviso, provided, further, however, that  the limitations on conversion may be waived by the Holder upon, at the election  of the Holder, not less than  61days' prior notice to the Borrower, and the provisions of the conversion limitation shall continue. The conversion shall be valued as follows:

(i) if the Company's Common Stock  is not  listed  for  trading on an exchange or quoted for trading on the OTC Bulletin Board or the Pink Sheets, Principal and  Interest Shares shall be valued  at the lesser of $0.25 per share  or the fair market  value as determined in good faith by the Company based upon the most recent arms-length transaction, or

(ii) if the Company's is listed for trading on an exchange or quoted for trading on the OTC Bulletin Board or the Pink Sheets, Principal and Interest Shares shall be valued at the lesser of (A) the closing price of the Common Stock as reported  on the Company's primary  market on the trading day immediately preceding the date the interest  payment is due and payable, or (B) $0.25 per share.”

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Form of First Letter of Addendum and First Amendment to $500,000 8% Revolving Credit Note dated June 19, 2011 by and between INTREOrg Systems, Inc. and J.H. Brech, LLC, dated August 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREORG SYSTEMS, INC.

Date: August 28, 2014	By: /s/ Darren Dunckel
Darren Dunckel, President